Exhibit 5.2

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.656.1307

June 29, 2026

Digital Assets Acquisitions Corp.

174 Nassau Street, Suite 2100

Princeton, New Jersey 08542

Re:	Digital Assets Acquisitions Corp.

Ladies and Gentlemen:

We have acted as securities counsel to Old Glory Holding Company, a Delaware corporation (“Old Glory”), in connection with the Registration Statement on Form S-4 (File No. 333-294660) filed by Digital Assets Acquisitions Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement as amended or supplemented is hereinafter referred to as the “Registration Statement”. The Company and Old Glory entered into a Business Combination Agreement, dated as of January 13, 2026 (the “Business Combination Agreement”) pursuant to which the Company will change its jurisdiction of incorporation to Texas by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Texas (the “Domestication”). The Domestication is subject to the approval of the shareholders of the Company. We refer herein to the Company following effectiveness of the Domestication as “OGB Financial Company”. Following the Domestication, Old Glory will merge with and into OGB Financial Company (the “Merger”).

On the effective date of the Domestication, among other things, (i) all of the currently issued and outstanding ordinary shares, par value $0.0001 per share, of the Company (the “Ordinary Shares”) will convert automatically by operation of law, on a one-for-one basis, into shares of Common Stock, par value $0.0001 per share, of OGB Financial Company (the “Pubco Common Stock”), and (ii) each of the Company’s currently issued and outstanding warrants (the “SPAC Warrants”), issued pursuant to that certain Warrant Agreement, dated April 28, 2025, by and between the Company and Lucky Lucko, Inc. d/b/a Efficiency (the “Warrant Agreement”), will automatically become by operation of law warrants to acquire Pubco Common Stock (the “SPAC Warrants”). On the effective date of the Merger, certain warrants and options of Old Glory will become warrants to acquire Pubco Common Stock (the “OGB Warrants”).

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of (i) up to 14,075,000 SPAC Warrants, and (iii) up to 1,053,035 OGB Warrants.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that, upon the effectiveness and closing of the (i) Domestication, each issued and outstanding SPAC Warrant will be a legal and binding obligation of OGB Financial Company under the laws of the state of New York, enforceable against OGB Financial Company in accordance with its terms, and (ii) Merger, each issued and outstanding OGB Warrant will be a legal and binding obligation of OGB Financial Company under the laws of the state of New York, enforceable against OGB Financial Company in accordance with its terms.

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions.

The opinion set forth above is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless whether considered in a proceeding in equity or at law.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effector enforceability of any such provision is to be determined by any court other than a state court of the State of New York or (ii) waivers by OGB Financial Company of any statutory or constitutional rights or remedies. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions we express herein are limited to matters involving the internal laws of the State of New York. We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption, “Legal Matters,” in the Registration Statement and in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP